                                                                    EXHIBIT 23.3



                             [RBG & CO. LETTERHEAD]


                             INDEPENDENT REGISTERED
                        PUBLIC ACCOUNTING FIRM'S CONSENT



We hereby consent to the use in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-118148 as filed on August 12, 2004) of our report dated January 30, 2004, except for Note 4, dated May 10, 2004, relating to the combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC, which appear in such Registration Statement.


We also consent to the reference to us under the headings "Experts," "Selected Financial And Other Data" and "Summary Financial and Other Data" in such Registration Statement.


/s/ Rubin, Brown, Gornstein & Co. LLP


Rubin, Brown, Gornstein & Co. LLP
Saint Louis, Missouri
November 24, 2004